Consent of Independent Auditors


                             The Board of Directors
                              SJNB Financial Corp.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-31392 and 333-89013) of SJNB Financial Corp. of our report dated January 17, 2001, relating to the consolidated balance sheets of SJNB Financial Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of SJNB Financial Corp.


                                  /s/ KPMG LLP



                           San Francisco, California
                               February 28, 2001